Investor Questions and Answers: November 12, 2024 We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a periodic basis. The following answers respond to selected questions primarily received through September 30, 2024. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response. If you would like to submit a question, please send an e-mail to investors@morningstar.com or write us at the following address: Morningstar, Inc. Investor Relations 22 W. Washington St. Chicago, IL 60602 M&A 1. Can you provide any insight into the financial impact of the sale of Morningstar Commodity Data to ZEMA Global Data Corporation? How much revenue was that business generating? How large was this in sales and profit contribution for the sold business? What multiple did you get paid for it? On September 30, 2024, we sold our Commodity and Energy Data business for a purchase price of $52.4 million, recording a $45.3 million gain on the sale in Q3 2024. The business was included in the Morningstar Data and Analytics segment but was not included in any of the key product areas that we separately report revenue for (including Morningstar Data). Note that the Commodity and Energy Data business was not material relative to the broader Data and Analytics segment. We will be excluding associated revenue from organic revenue growth calculations starting in Q4 2024 and expect that the divestiture will be slightly dilutive to Data and Analytics margins. While we do not share transaction multiples, we believe we achieved a positive result and unlocked value for a non-core business. PitchBook 2. Do you see PitchBook as a competitor to Hamilton Lane's Cobalt? Could you elaborate how the two platforms work together if it's complementary? Do you have any market share data you could share? We view Hamilton Lane’s Cobalt product offering as complementary to PitchBook given their strengths in monitoring private market activity and commitment to providing transparency to asset owners. We do not have detailed market share data; however, we believe that PitchBook is the market leader in private market data based on the breadth and depth of our coverage. Morningstar Sustainalytics 3. How do you ensure the independence of your ESG ratings and specifically maintain the independence of analytical staff from commercial staff? Morningstar has a long history of providing data, research, and ratings and is committed to doing so with integrity, independence, and transparency. In keeping with this commitment, Morningstar Sustainalytics has developed a conflicts of interest framework, available at Sustainalytics.com/governance-documents, which is designed to manage actual or potential conflicts of interest arising from its ESG activities. More specifically, Morningstar Sustainalytics maintains a governance structure with clear reporting lines, roles, and responsibilities and separation of analytical and commercial activities. Morningstar Sustainalytics analytical and commercial personnel are either located in physically separate office spaces or physically separated in the office and use IT systems and data that are segregated and subject to different and corresponding access control protocols. Morningstar Sustainalytics personnel are required to adhere to prohibitions and restrictions set forth in applicable conflicts of interest related policies.

Note: Documents referenced in links to this response are not incorporated by reference herein. Corporate Sustainability 4. Given the substantial energy required by data centers and AI, how do you plan to stay on target with your Net Zero goals? You are correct that a portion of Morningstar’s measured scope 2 emissions in 2023 came from the electricity usage of our data centers. (Scope 2 emissions arise from our purchase of electricity, heat, and steam.) We are in the process of reducing our data center footprint which is expected to allow us to take advantage of meaningful energy efficiencies in the public cloud. We anticipate that this transition can help reduce our on-site electrical demand and scope 2 emissions by enabling economies of scale and greatly reducing inefficient hardware. As we transition from directly managed data centers to public cloud providers, associated emissions will surface in our scope 3 measurement (which reflect indirect emissions that occur in our value chain). As a result, we expect to increasingly depend on the substantial emissions reduction commitments of key suppliers to mitigate our footprint in this domain. When transitioning Morningstar’s data centers to cloud-based platforms, Morningstar has prioritized working with providers committed to net zero and renewable energy usage. In the future, we seek to track, measure, and manage our public-cloud-associated scope 3 emissions, engaging with our key suppliers on sustainability, while our teams pursue efficiencies in the public cloud. We understand that as we scale our AI capabilities, we will need to place an even greater emphasis on data center energy efficiency and our selection of public cloud partners. As we review and invest in our infrastructure, we are looking at technology solutions and partners that are more energy efficient as a way of bolstering our business’ long-term sustainability from the perspective of both our net zero goals and operational cost control. Board of Directors 5. The International Corporate Governance Network Independence criteria for corporate boards lists conditions which might impair a director’s independence: a) is or has been employed in an executive capacity by the company or a subsidiary and there has not been an appropriate period between ceasing such employment and serving on the board; b) is or has within an appropriate period been a significant shareholder, partner, director or senior employee of a provider of material professional or contractual services to the company or any of its subsidiaries c) is a significant shareholder of the company, or an officer of, or otherwise associated with, a significant shareholder of the company; d) has been a director of the company for such a period that his or her independence may have become compromised. What plans if any does Morningstar have to address this in order to achieve greater independence that might provide a fresh perspective for its various business lines? Morningstar’s Board of Directors believes that independent directors should account for a substantial majority of the Board, but also that it is useful and appropriate to have key members of management, such as our Chairman and our CEO, as directors. Our standing Board committees, the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee (“NCGC”), are led by and composed entirely of independent directors. Our independent directors regularly meet in executive session, with no management directors or other members of management present. The Chair of the NCGC works closely with the Chairman to set the agenda for each Board meeting and provides feedback on the areas of focus and form of materials presented to the Board. The Chair of the NCGC also serves as a liaison between the Chairman and the independent directors. We monitor and assess the independence of each of our directors and director nominees under Nasdaq listing rules, which contain very similar independence criteria as the International Corporate Governance Network, as well as applicable regulations and company policies. In addition, in order for a director to be considered independent, our Board makes an affirmative determination annually as to whether each director has a direct or indirect relationship with Morningstar that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. We also evaluate our Board members’ skills, qualifications, and experiences annually and evaluate ongoing board refreshment to support the future success of our business and represent shareholder interests.